Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of The Sentinel Variable Products Balanced Fund, Sentinel Variable Products Bond Fund, Sentinel Variable Products Common Stock Fund, Sentinel Variable Products Mid Cap Fund, and Sentinel Variable Products Small Company Fund comprising Sentinel Variable Products Trust (the “funds”) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “To Get More Information”, “Fund Services Arrangements” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2015